Exhibit 10.B(iii)

MUTUAL RELEASE BY ALLAN L. SCHUMAN
AND ECOLAB INC.

Definitions.  The parties intend all words used in this Release to have their plain meanings in ordinary English.  Specific terms that are used in this Release have the following meanings:

A.                                   Schuman includes both Allan L. Schuman and anyone who has or obtains any legal rights or claims through him.

B.                                     Ecolab means Ecolab Inc., any company related to Ecolab Inc., in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, and divisions), and any successors of Ecolab Inc.

C.                                     Company means Ecolab; the present and past officers, directors, committees, shareholders, and employees of Ecolab; any company providing insurance to Ecolab in the present or past; the present and past fiduciaries of any employee benefit plan sponsored or maintained by Ecolab (other than multiemployer plans); the attorneys for Ecolab; and anyone who acted on behalf of Ecolab or on instructions from Ecolab.

D.                                    Agreement means the Transition Agreement between Ecolab and Schuman that the parties are executing on the same date on which they execute this Release, including all of the documents attached to the Agreement.

E.                                      Schuman’s Claims means all of the rights that Schuman now has to any relief of any kind or nature from the Company, whether or not Schuman knows about such rights, including without limitation:

1.                                       all claims arising out of or relating to Schuman’s employment with Ecolab or the termination of that employment;

2.                                       all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.                                       all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

4.                                       all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.                                       all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, and expense reimbursements;

6.                                       all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

7.                                       all claims for attorneys’ fees, costs, and interest.

However, Schuman’s Claims does not include any claims that the law does not allow to be waived; any claims that may arise after the date on which Schuman signs this Release, including claims for indemnification arising out of or from this Agreement; any claims Schuman may have under any federal or state discrimination laws that require for effective waiver of such claims that Schuman be given a period of time to rescind or revoke such waiver; any claims for earned but unpaid salary or benefits for the pay period in which this Release is signed; any claims for accrued benefits under any employee benefit plan of the Company in which Schuman is a participant as of the date on which Schuman signs this Release; any claims for indemnification from the Company under the Company’s certificate of incorporation or by-laws or for benefits under any applicable policy of directors’ or officers’ liability insurance; any claim for benefits under any written stock option agreement between Schuman and the Company; or any claim for breach of the Agreement.

F.                                Ecolab’s Claims means all of Ecolab’s rights that it now has to any relief of any kind or nature from Schuman, whether or not Ecolab now knows about those rights, including without limitation:

1.                                       all claims arising out of or that relate to Schuman’s employment with Ecolab or the termination of that employment;

2.                                       all claims arising out of or that relate to the statements, actions, or omissions made by Schuman;

3.                                       all claims for breach of contract; breach of implied contract; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; or breach of any other contract or agreement of any kind between Schuman and Ecolab;

4.                                       all claims Ecolab could have made in response to any claims that Schuman could have asserted against Ecolab; and

5.                                       all claims for damages of any kind, attorneys’ fees, costs, disbursements, and interest.

However, Ecolab’s Claims does not include any claims that the law does not allow to be waived; any claims that may arise after the date on which Ecolab signs this Release; any claims against Schuman based on intentional misconduct or gross negligence, fraud, misappropriation or gross neglect; or any claims under the Agreement or the Employment Agreement between Schuman and Ecolab dated December 19, 1994.

Agreement to Release Schuman’s Claims.   Schuman will receive consideration from Ecolab as set forth in the Agreement if he signs this Release as provided below.  Schuman hereby understands and acknowledges that that consideration is in addition to anything of value that he would be entitled to receive from Ecolab if he did not sign this Release.  In exchange for that consideration Schuman gives up and releases all of Schuman’s Claims.  Schuman will not make any demands or claims against the Company for compensation or damages relating to Schuman’s Claims.  Schuman acknowledges that the consideration that he is receiving is a fair compromise for the release of Schuman’s Claims.

Agreement to Release Ecolab’s Claims.  In consideration of the release of Schuman’s Claims and the other consideration provided by Schuman in the Agreement, Ecolab gives up and releases all of Ecolab’s Claims.  Ecolab will not make any demands of claims against Schuman for compensation or damages relating to Ecolab’s Claims.  The consideration that Ecolab is receiving is a fair compromise for the release of Ecolab’s Claims.

Additional Agreements and Understandings.  Even though Ecolab and Schuman are providing consideration to settle and release Schuman’s Claims and Ecolab’s Claims, neither Schuman nor the Company admit that he or it is responsible or legally obligated to the other party.  In fact, each party denies that he or it is responsible or legally obligated to the other for Ecolab’s Claims or Schuman’s Claims, denies that he or it engaged in any unlawful or improper conduct toward the other, and denies that he or it treated the other party unfairly.

Confidentiality.  Ecolab and Schuman each understands that the terms of this Release are confidential and that they may not disclose those terms to any person except under the circumstances described in the Agreement.

Advice to Consult with an Attorney.  Schuman understands and acknowledges that he is hereby being advised by the Company to consult with an attorney prior to signing this Release and he has done so.  Schuman understands and acknowledges that his decision whether to sign this Release is his own voluntary decision made with full knowledge that the Company has advised him to consult with an attorney.

Interpretation of the Release.  This Release should be interpreted as broadly as possible to achieve the parties intentions to resolve all of Schuman’s Claims against the Company and all of Ecolab’s Claims against Schuman.  If this Release is held by a court to be inadequate to release a particular claim encompassed within Schuman’s Claims or Ecolab’s Claims, this Release will remain in full force and effect with respect to all the rest of Schuman’s Claims and Ecolab’s Claims.

Schuman’s Representations.  Schuman acknowledges that he is legally able and entitled to receive the consideration being provided  to him in settlement of Schuman’s Claims.  Schuman further acknowledges that he has not been involved in any personal bankruptcy or other insolvency proceedings at any time since he began his employment with Ecolab. Schuman affirms that no child support orders, garnishment orders, or other orders requiring that money owed to Schuman by Ecolab be paid to any other person are now in effect.  Schuman acknowledges that he has not relied upon any statements or explanations made by the Company, except as specifically set forth in the Agreement, in signing this Release.

Ecolab’s Representations.  The undersigned director of the Company has the legal capacity to execute and deliver this Release on behalf of the Company.  The Company acknowledges that it has not relied upon any statements or representations made by Schuman or his attorneys, except as specifically set forth in the Agreement, in signing this Release.

The parties acknowledge that they have read this Release carefully, understand all of its terms, and are voluntarily releasing their respective claims.  The parties intend this Release and the Agreement to be legally binding.

ECOLAB INC.		ALLAN L. SCHUMAN

By:	/s/ Les S. Biller	/s/ Allan L. Schuman
	Les S. Biller	Signature

Its:	Chairman of the Compensation	Dated:	02/28/04
Committee of the Board of Directors

Dated:	02/28/04